Exhibit 99.1

NAPCO Announces Second Quarter 2018 Results

- Second Quarter Revenue a Record $21.1 Million-

-Recurring Revenues Grew 52% for the Quarter-

-Earnings per Share Increases to $0.07 from $0.05-

-Management to Host Conference Call Today at 11 a.m. ET-

AMITYVILLE, N.Y., February 5, 2018 -- NAPCO Security Technologies, Inc. (NasdaqGS: NSSC), one of the world's leading solutions providers and manufacturers of high tech electronic intrusion security, Internet of Things (IoT) connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its second fiscal quarter ended December 31, 2017.

Financial Highlights:

•	Net sales for the quarter were $21.1 million as compared to $20.7 million the same quarter last year. Net sales for the six months were $42.3 million as compared to $40.9 million for the same period last year.
•	Recurring revenue for the quarter (which are included in net sales) increased 52% and now has a prospective annual run rate of $11.7 million based on December 2017 recurring revenue.**
•	Net income for the quarter increased 44% to $1,233,000 from $857,000 a year ago. Net income for the six months increased 49% to $2,123,000 from $1,425,000 a year ago.
•	Earnings per share (diluted) for the quarter was $0.07, as compared to $0.05 for the same period a year ago. Earnings per share (diluted) for the six months was $0.11, as compared to $0.08 for the same period a year ago.
•	Management re-activated Napco’s stock buyback program at the end of the December 2017, repurchasing 22,600 shares of its common stock at a weighted average purchase price of $8.53 per share. As of December 31, 2017 the Company may repurchase up to 331,585 more shares under this program.

Richard Soloway, Chairman and President stated, “Our new product expansion into diverse market opportunities is positioning our Company well for the future. Investments in new wireless cellular alarm communication and IoT product solutions, as well as entries in wireless access control locking and specialized school security products have considerably expanded NAPCO’s vision for growth.

We have continued our unrelenting focus on launching new products that expand our RMR (recurring monthly revenue), subscription-based income. StarLink® Intrusion and StarLink Fire cellular alarm communicators, powered by AT&T and Verizon, have generated impressive sales growth. With the launch of our advanced StarLink Dual-Path Fire Communicator, that communicates both IP and cellular signals, StarLink Fire has become a market leader with the most extensive, feature-rich fire communicator line in the industry. The need for cellular fire alarm communicators will increase substantially over the next several years as copper landlines, which connect millions of fire alarms to central stations now, are decommissioned and are upgraded to a wireless solution.”

Mr. Soloway added, “Another recent addition to our RMR building initiative is the StarLink Connect® IoT cellular communicator. Growing nicely in sales volume, this award-winning product solution, enables alarm dealers to easily and cost-effectively upgrade any of the millions of existing, regular alarm systems currently in use, to provide consumers with a variety of IoT, Smart Home, RMR-generating services.

With the easy installation of a StarLink Connect communicator, any alarm dealer can now grow their RMR income stream by providing their customers with a service that lets them use any app-drive remote device to operate their security systems, lighting, locks, thermostats, and video cameras.

With the increased need to protect public venues, such as schools and universities, office buildings, malls and other facilities, our unique, integrated suite of enterprise access control and wireless access control locking solutions continues to show vibrant sales growth. Our Continental Enterprise Access Control Division’s integration with the Alarm Lock Division’s Networx® and ArchiTech® wireless access control locks enables our Company to provide a host of advanced, cost-effective, customized solutions to protect any facility from an intruder event.

The Marks Architectural Hardware Division has exhibited considerable innovative, cost-effective locking solutions, that help vertical market customers address specific needs. The Marks LocDown® product is utilized by schools and universities across the country, to enable teachers and administrative personnel to quickly lockdown a door, from inside the classroom and out of harms way from a potential intruder. Marks’ LifeSaver ® Anti-ligature lock is used in behavioral centers, hospitals and law enforcement interrogation rooms to keep patients and detainees from harming themselves.”

Mr. Soloway concluded, “ Fiscal 2018 is progressing well and we will continue our path of consistent growth. Importantly, our Company continues to put the building blocks in place for a portfolio of market opportunities and initiatives which will provide perpetual growth for the future.”**

Financial Results

Net sales for the three months ended December 31, 2017 increased to a record second quarter revenue of $21.1 million, as compared to $20.7 million for the same period one year ago. Net sales for the six months ended December 31, 2017 increased to $42.3 million, as compared to $40.9 million for the same period one year ago. The increases in net sales for the three and six months were 2% and 3%, respectively, as compared to the same periods a year ago. Selling, general and administrative expenses for the quarter were $5.7 million, or 26.9% of sales, as compared to $5.6 million, or 26.8% of sales for the same period last year. Selling, general and administrative expenses for the six months were $11.5 million, or 27.2% of sales, as compared to $11.3 million, or 27.6% of sales for the same period last year.

Operating income for the three months ended December 31, 2017 was $1,166,000, as compared to $1,064,000 for the same period a year ago, an increase of 10%. Operating income for the six months ended December 31, 2017 was $2,225,000, as compared to $1,780,000 for the same period a year ago, an increase of 25%. Adjusted EBITDA* for the three months ended December 31, 2017 was $1.6 million, or $0.09 per diluted share, as compared to $1.5 million, or $0.08 per diluted share an increase of 7%. Adjusted EBITDA* for the six months ended December 31, 2017 was $3.0 million, or $0.16 per diluted share, as compared to $2.5 million, or $0.13 per diluted share an increase of 20%.

Net income for the three months ended December 31, 2017 was $1,233,000, or $0.07 per diluted share, as compared to $857,000, or $0.05 per share, for the same quarter last year, an increase of 44%. Net income for the six months ended December 31, 2017 was $2,123,000, or $0.11 per diluted share, as compared to $1,425,000, or $0.08 per share, for the same period last year, an increase of 49%.

Balance Sheet Summary

At December 31, 2017, the Company had $3.9 million in cash and cash equivalents as compared to $3.5 million as of June 30, 2017. NAPCO had working capital (defined as current assets less current liabilities) of $39.6 million at December 31, 2017 as compared with working capital of $40.8 million at June 30, 2017. Current ratio (defined as current assets divided by current liabilities) was 5.2:1 at December 31, 2017 and 4.9:1 at June 30, 2017.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, February 5, 2018. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on February 5, 2018 and ending on February 12, 2018 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13676053. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, including recurring revenue, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

**This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2017 (unaudited)	June 30, 2017
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$3,949	$3,454
Accounts receivable, net of allowance for doubtful accounts of $175 and $155 at December 31, 2017 and June 30, 2017, respectively, and other reserves	17,361	20,275
Inventories, net	26,687	26,212
Prepaid expenses and other current assets	1,139	1,330

Total Current Assets	49,136	51,271

Inventories - non-current, net	5,179	4,367
Deferred income taxes	1,461	644
Property, plant and equipment, net	6,710	6,543
Intangible assets, net	7,731	7,916
Other assets	270	121

TOTAL ASSETS	$70,487	$70,862

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$4,488	$5,653
Accrued expenses	2,177	2,209
Accrued salaries and wages	1,876	2,322
Accrued income taxes	976	289

Total Current Liabilities	9,517	10,473

Long-term debt, net of current maturities	2,000	3,500

Total Liabilities	11,517	13,973

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,179,192 and 21,174,507 shares issued; and 18,826,742 and 18,844,657 shares outstanding, respectively	212	212
Additional paid-in capital	16,790	16,638
Retained earnings	53,894	51,771
	70,896	68,621
Less: Treasury Stock, at cost (2,352,450 and 2,329,850 shares, respectively)	(11,926)	(11,732)

TOTAL STOCKHOLDERS' EQUITY	58,970	56,889

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$70,487	$70,862

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three months ended December 31,
	2017	2016
	(In thousands, except share and per share data)
Net sales	$21,112	$20,715
Cost of sales	14,272	14,098

Gross Profit	6,840	6,617
Selling, general, and administrative expenses	5,674	5,553

Operating Income	1,166	1,064

Other expense:
Interest, net	22	18

Income before Income Taxes	1,144	1,046

Income tax (benefit) expense	(89)	189

Net Income	$1,233	$857

Net Income per share:
Basic	$0.07	$0.05
Diluted	$0.07	$0.05

Weighted average number of shares outstanding:
Basic	18,849,000	18,798,000
Diluted	18,883,000	18,851,000

NAPCO SECURITY TECHNOLOGIES, INC.

NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)

(in thousands)

	3 months ended December 31,		6 months ended December 31,
	2017	2016	2017	2016
Net income (GAAP)	$1,233	$857	$2,123	$1,425
Add back income tax (benefit) expense	(89)	189	54	313
Add back interest expense	22	18	48	42

Operating Income (GAAP)	1,166	1,064	2,225	1,780
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	92	110	185	220
Add back stock-based compensation expense	103	65	136	98

Adjusted non-GAAP operating income	1,361	1,239	2,546	2,098
Add back depreciation and other amortization	250	251	487	429
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$1,611	$1,490	$3,033	$2,527

Adjusted EBITDA* per Diluted Share	$0.09	$0.08	$0.16	$0.13
Weighted average number of Diluted Shares outstanding	18,883,000	18,849,000	18,881,000	18,844,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:

Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

OP: 800-645-9445 x 374

CP: 516-404-3597

pmckillop@napcosecurity.com